Exhibit 99.1

 GLOBAL EAGLE ENTERTAINMENT

GEE ANNOUNCES THIRD QUARTER 2016 RESULTS

•                  Reports Quarterly Revenue of $146.9 Million and Net Income of $19.4 Million or $0.23 per Share

•                  Enters into Agreement with Shareco of HNA Group to Make Major Investment in GEE and to Form a Joint Venture (“JV”) to Provide Inflight Entertainment and Connectivity (“IFEC”) Services in China. See separate press release

•                  JV would exclusively provide inflight connectivity hardware and entertainment services on HNA airlines, comprising over 320 aircraft today with the potential to grow to over 500 planes

•                  Shareco plans to invest up to $416 million in GEE stock at $11 per share through a combination of primary and secondary share purchases

•                  Closes Acquisition of EMC and Begins Integration Process

LOS ANGELES, CA, November 8, 2016 - Global Eagle Entertainment Inc. (Nasdaq: ENT) (“Global Eagle”, “GEE” or the “Company”), a leading provider of satellite-based connectivity and media to global mobility markets across air, sea and land, today announced financial results for its third quarter ended September 30, 2016.  GEE posted revenue of $146.9 million in Q3 2016, up 33.4% compared to the prior year period, driven by the acquired EMC business and continued growth in the aviation connectivity service line.  The Company generated net income of $19.4 million and Adjusted EBITDA* of $16.7 million during the third quarter of 2016.

“During the quarter, we closed the acquisition of EMC and began the process of integrating our businesses.  Already, our combined company has entered into a new agreement with Intelsat that will greatly increase the capacity of our global network while significantly lowering unit costs. Further, we’ve combined the management of our network across all verticals into one group to maximize efficiencies,” said Dave Davis, CEO of GEE. “Also during the quarter, we launched our Airconnect system on Avianca Brasil less than two months after signing the contract and we commenced service on Jet Airways with our AirTime streaming IFE system.”

“Today we also announced an important strategic agreement wherein we plan to form a Chinese joint venture with Beiing Shareco Technologies, Co., Ltd. (“Shareco”), an affiliate of the HNA Group, which will provide GEE’s Airconnect IFEC system and services to HNA aircraft.  This could ultimately total over 500 planes,” continued Davis. “Shareco plans to also invest up to $416 million in GEE stock through a combination of primary and secondary share purchases.”

 GLOBAL EAGLE ENTERTAINMENT

Third Quarter 2016 Results Summary

•                  Total revenue increased by 33.4% to $146.9 million, driven largely by the acquisition of EMC and continued growth in the aviation connectivity business.  EMC contributed approximately $32 million to quarterly revenue. Our third quarter financials only include two months of operating results for EMC.

•                  Net income was $19.4 million versus a net loss of $6.9 million in the year ago quarter.  During the quarter, the company recorded a tax benefit of $50.1 million attributable to the partial release of GEE’s tax valuation allowance recorded in connection with the EMC acquisition.

•                  Adjusted EBITDA was $16.7 million.  Approximately $4 million in EMC acquisition-related satellite capacity discounts, which were expected to be realized in Q3, were instead required to be recorded as current assets under purchase accounting. On a pro forma basis, the full third quarter 2016 Adjusted EBITDA for the combined GEE and EMC business was $22.4 million.

•                  Operating expenses were $71.7 million, versus $42.0 million in the third quarter of 2015. The third quarter 2016 includes non-recurring operating expenses of $22.4 million, which were comprised of $15.3 million of transaction related costs, $5.6 million of integration related expenses and $1.5 million related to legal settlements.

•                  Capital expenditures totaled approximately $11.9 million, up 23% versus the year ago quarter, due largely to the acquisition of EMC.

•                  The Company finished the quarter with approximately $102.3 million of liquidity, which included $56.2 million of cash on hand and $46.1 million available under the Company’s revolving credit facility.

•                  At the end of the quarter, the Company had $386 million in first and second lien bank debt and $82.5 million in convertible debt.

Content Segment Results

•                  Revenue declined by $2.6 million, or 3.1%, to $79.0 million versus $81.6 million for the year ago quarter, driven by the loss of one of our contracts at American Airlines.  This contract loss was directly related to the music litigation issues we previously settled with Universal Music Group and other labels.  In October, GEE settled the litigation that had been ongoing with American Airlines.

•                  Wins at new customers, including Qantas, as well as contract renewals with increased services at other carriers partially offset the contract loss with American Airlines.

•                  Contribution margin was 33%, in line with the prior year third quarter and the first two quarters of 2016.

 GLOBAL EAGLE ENTERTAINMENT

Connectivity Segment Results

•                  Revenue increased by $39.4 million, or 137.9%, to $67.9 million in Q3 2016 versus $28.5 million in Q3 2015.

•                  The $34.4 million increase in Connectivity service revenue versus the prior year quarter was primarily driven by the acquisition of EMC and growth in our aviation connectivity revenue.  Excluding the two-month effect of the EMC acquisition, Connectivity service revenue increased 15% to approximately $28.5 million versus the prior year third quarter.

•                  The $5.0 million increase in Connectivity equipment revenue was primarily related to the EMC acquisition, growth in Electronic Flight Bag (EFB) equipment sales and sales of Airtime IFE equipment.

•                  Connectivity service margin was 28% for the third quarter 2016.  A main driver of the lower margin was related to the purchase accounting treatment of $4 million in EMC acquisition-related satellite capacity discounts.

Recent Highlights

•                  Entered into agreement with Shareco and HNA Group to make major investment in GEE and plan to form a JV to provide IFEC hardware and services in China

•                  Deal extends relationship between HNA, Shareco and GEE, industry leaders already working together on providing inflight connectivity and passenger entertainment to Chinese airlines

•                  GEE and Shareco plan to form a joint venture in China to provide connectivity to 320 aircraft initially and potentially grow the service to over 500 aircraft in the future

•                  Shareco plans to invest up to an expected aggregate of $416 million in GEE stock through a combination of primary and secondary share purchases at $11.00 per share, for up to a 34.9% stake in GEE (see separate press release for more detail)

•                  Began realizing significant strategic and financial benefits from the integration of EMC. Initial synergy estimates may prove conservative.  GEE is seeing increased leverage opportunities across our operations and we have won new customers and renewals based on the strength of our network and broad service offerings.

•                  Began providing inflight connectivity service to Avianca Brasil within two months of signing the contract.  Avianca Brasil was the first carrier to offer inflight connectivity services in South America. GEE expects to provide service to the carrier’s full fleet of over 40 aircraft in 2017.

 GLOBAL EAGLE ENTERTAINMENT

•                  Renewed three major content customer contracts for three to five year terms, including with Qatar Airways.

•                  Entered into a three-year global distribution agreement for live television programming with Lagardère Sports, a leading sports marketing agency that creates, produces and distributes global sports programming.

•                  Signed multiple contracts in the Maritime & Land service line:

•                  Renewed contract and upgraded the system on TUI, one of the largest cruise operators in Europe

•                  Signed a multi-year contract renewal for satellite communication services for SeaBird Exploration

•                  Added 10 new ships with Nakilat, the shipping arm of Qatar’s liquefied natural gas sector

•                  Won contract for the largest yacht in the world by volume

•                  Installations underway to provide maritime services at Schlumberger and the shipping line of a Fortune 100 company

•                  Commenced passenger service of Airtime IFE, which is GEE’s wireless entertainment platform, on Jet Airways, enabling passengers to access free ‘JetScreen’ streaming service on their own devices

•                  Released new games and applications including AirHealth, newspaper and magazine download functionality within the Airtime ‘Content-to-Go’ app, and a new Mickey Mouse-themed Disney game

•                  Added four new North American customers for operations solutions software products that will assist in improving efficiencies at the airline customers

•                  Appointed Tom Severson as new Chief Financial Officer at GEE

Business Outlook

“While we have had a few setbacks with the loss of one of the American Airlines contracts and delays in our plans to install three large maritime customers, we are well-positioned to realize healthy revenue and Adjusted EBITDA growth as we enter into 2017.  For our fourth quarter 2016, we are projecting our Adjusted EBITDA to be between $23 million and $27 million.” said Tom Severson, CFO at GEE.  “The integration of the EMC business and our detailed synergy plan is well underway.  We have identified at least $40 million in annual run-rate synergies that we plan to have substantially completed by early 2018.”

 GLOBAL EAGLE ENTERTAINMENT

2016 Guidance:

GEE is now updating its full-year 2016 guidance.  The new full-year guidance is as follows:

•                  Full year 2016 Revenue of $530-538 million

•                  Full year 2016 Adjusted EBITDA+ of $61-65 million

•                  Fourth quarter 2016 Adjusted EBITDA+ of $23-27 million

•                  Full year 2016 capital expenditures in the range of $45-50 million

GEE has updated its 2016 revenue and Adjusted EBITDA guidance for the following reasons:

•                  2016 Revenue revision factors: 1) American Airline contract loss in Q3 2016, 2) delays in new win Maritime installations and 3) price churn and related three-year contract renewal for EMC African carrier customer.  Total revenue impact is an approximate $17 million loss versus our guidance provided in August of 2016.

•                  2016 Adjusted EBITDA revision factors: 1) Revenue items mentioned above, 2) slower than originally estimated execution of EMC Acquisition synergies and 3) $4 million in EMC Acquisition satellite capacity discounts which were initially expected to be realized post acquisition closing but were instead required to be recorded as an element of purchase accounting and in the day one EMC opening balance sheet.  Total Adjusted EBITDA impact is an approximate $20 million loss versus our guidance provided in August of 2016.

+ With respect to projected full year 2016 and fourth quarter 2016 Adjusted EBITDA, quantitative reconciliations are not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA.  We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.  See also “About Non-GAAP Financial Measures” below.

Webcast

Global Eagle will host a webcast to discuss its third quarter 2016 results on Tuesday, November 8, 2016 at 5:00 p.m. ET (2:00 p.m. PT). GEE will make the webcast available on the Investor Relations section of its website at http://investors.geemedia.com/events.cfm, along with a supplementary slide presentation also available on that section of the website. GEE will archive a webcast replay and the slide presentation on its website for 30 days following the event.

About Global Eagle

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and 50 offices on six continents, GEE

 GLOBAL EAGLE ENTERTAINMENT

delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com.

Contact:

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com

pr@geemedia.com

No Existence of Tender Offer

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer.  Any tender offer will be made only pursuant to the terms of any offer to purchase shares of GEE’s common stock if and to the extent that the parties agree to a definitive agreement with respect to additional investments in GEE shares by Shareco that includes a potential tender offer to GEE stockholders.  Any such tender offer, if and when made, will be made only in accordance with applicable law.  In any jurisdiction where the laws require the tender offers to be made by a licensed broker or dealer, such tender offer, if and when made, will be deemed made on behalf of the purchaser, or one or more registered brokers or dealers under the laws of such jurisdiction.

* About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or GAAP, we present Adjusted EBITDA, which is a non-GAAP financial measure, as a measure of our performance. The presentation of Adjusted EBITDA is not intended to be considered in isolation from, or as a substitute for, or superior to, net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flows or liquidity. For more information on this non-GAAP financial measure, please see the table entitled “Reconciliation of Non-GAAP Measure to GAAP Measure” at the end of this release.

Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period to period comparisons, to prepare and approve our annual budget and to develop short and long term operational plans. Additionally, Adjusted EBITDA is one of the primary measures used by the compensation committee of our board of directors to establish the funding targets for our annual bonus pool for our employees and executives. We believe our presentation of Adjusted EBITDA is useful to investors both because it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and our management frequently uses it in discussions with investors, commercial bankers, securities analysts and other users of our financial statements.

We define Adjusted EBITDA as net income (loss) before income tax expense (benefit), interest income (expense), change in fair value of financial instruments, other (income) expense, depreciation and amortization, (including depreciation and amortization expense relating to equity method investments), as further adjusted to eliminate the impact of, when applicable, stock-based compensation, acquisition, integration and transaction costs, and restructuring charges. Other income (expense), acquisition, integration and transaction costs and restructuring charges include such items, when applicable, as (a) income (loss from investments, foreign currency exchange gains (losses) and loss on disposal of fixed assets, (b) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (c) legal, accounting and other professional fees directly attributable to acquisition activity, (d) employee severance and retention payments and third

 GLOBAL EAGLE ENTERTAINMENT

party professional fees directly attributable to acquisition or corporate realignment activities, (e) legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies, prior to their purchase date, and (f) restructuring expenses pursuant to our integration plan announced on September 23, 2014. Management does not consider these costs to be indicative of our core operating results.

With respect to projected full year 2016 Adjusted EBITDA, quantitative reconciliations are not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to taxes, purchase accounting adjustments, acquisition-related charges and legal settlement reserves excluded from Adjusted EBITDA.  We expect that the variability of these items do have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Cautionary Note Concerning Forward-Looking Statements

These forward-looking statements are based on information available to us as of the date of this Quarterly Report on Form 10-Q and on our current expectations, forecasts and assumptions, and involve substantial risks and uncertainties. Actual results may vary materially from those expressed or implied by the forward looking statements herein due to a variety of factors, including: our ability to remediate material weaknesses in our internal control over financial reporting; our ability to integrate our acquired businesses; the ability of our business to grow, including through acquisitions which we are able to successfully integrate, and the ability of our executive officers to manage growth profitably; any delay or inability to realize the expected benefits and synergies of our acquired businesses, including the acquired EMC business; our assumption of EMC’s outstanding indebtedness and the costs relating thereto; our compliance with the covenants in our credit facilities; our ability to generate sufficient cash flow to make payments on our indebtedness or maintain adequate liquidity; our ability to refinance our existing indebtedness; our incurrence of additional indebtedness in the future; our ability to repay our convertible notes at maturity or upon a fundamental change or at specific repurchase dates; the effect of the conditional conversion feature of the convertible notes; the risk that disruptions from the EMC acquisition will harm our business, including customer retention risk; competitive responses to the EMC acquisition; our ability to effectively protect EMC’s intellectual property rights; our ability to negotiate and consummate the Shareco and associated joint venture transactions on the contemplated terms and realize the benefits therefrom; our ability to renegotiate favorable contract terms with Southwest; the ability of our customer Southwest Airlines to maintain a sponsor for its “TV Flies Free” offering and our ability to replicate this model through other sponsorship alliances; the outcome of any legal proceedings pending or that may be instituted against us, our subsidiaries, or third parties to whom we owe indemnification obligations; costs associated with defending and/or settling pending or future intellectual property infringement actions and other litigation or claims; our ability to settle legacy sound recording and music composition liabilities on terms that we consider reasonable; our ability to obtain and maintain licenses for content used on legacy installed IFE systems, or our failure to have the appropriate intellectual-property licenses for our business; our ability to recognize and timely implement future technologies in the aviation, maritime and land satellite connectivity and remote-communications space, including GSM and Ka-band system development and deployment; our ability to capitalize on investments in developing our service offerings, including our long-term project with QEST to develop global antenna technologies; significant product development expenses associated with our long-term line-fit initiatives; our ability to deliver end-to-end network performance sufficient to meet increasing airline and maritime customer and passenger demand; our ability to obtain regulatory approval on a timely basis for the use of our equipment on aircraft and maritime vessels; our ability to obtain and maintain international authorizations to operate our service over the airspace or terrestrial waters of foreign jurisdictions; our ability to expand our service offerings and deliver on our service roadmap; our ability to timely and cost-effectively identify and license television and media content that passengers will purchase; a decrease in the media content onboard IFE systems and/or the discontinuance of the use of IFE systems indefinitely due to the emergence and increase in the use of hand-held personal devices by airline and maritime passengers; general economic and technological circumstances in the satellite transponder market, including access to transponder space in capacity limited regions and successful launch of replacement transponder capacity where applicable; the loss of, or failure to realize benefits from, agreements with our airline and maritime partners; the loss of relationships with

 GLOBAL EAGLE ENTERTAINMENT

original equipment manufacturers or dealers; unfavorable economic conditions in the airline and maritime industries and economy as a whole; our ability to expand our domestic or international operations, including our ability to grow our business with current and potential future airline, maritime and land-based partners or successfully partner with satellite service providers, including Intelsat, Hughes Network Systems and SES; our reliance on third-party satellite service providers and equipment and other suppliers, including single source providers and suppliers, and our ability to negotiate favorable cost arrangements with satellite service providers and other suppliers; the effects of service interruptions or delays, technology failures, material defects or errors in our software, damage to our equipment or geopolitical restrictions; the result of ongoing tax audits that could result in reduction of tax carryforwards and imposition of tax penalties and interest, plus payments of back-taxes owed; the limited operating history of our connectivity and in-flight television and media products; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll out of our technology roadmap or our international plan of expansion; fluctuation in our operating results; the demand for in-flight broadband Internet access services and market acceptance for our products and services;  the loss of management and other key employees; substantial non-recurring transaction, regulatory and integration costs and/or unknown liabilities; sales of our stock in the future by significant shareholders who hold, or may in the future hold, a substantial portion of our outstanding securities, and the resulting effect on the price of our common stock; changes in laws or regulations that apply to us or our industry; the execution and compliance costs relating to new regulatory, privacy, anti-corruption and compliance frameworks, new market risks and operations in new geographies; and other risks and uncertainties set forth in this report and in our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

 GLOBAL EAGLE ENTERTAINMENT

Financial Information

The table below presents financial results for the three and nine month periods ended September 30, 2016 and 2015.

Global Eagle Entertainment Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$146,909	$110,114	$372,991	$312,795
Operating expenses:
Cost of sales	103,348	71,456	255,202	206,965
Sales and marketing	8,390	4,819	19,553	13,058
Product development	7,916	7,766	25,078	21,447
General and administrative	44,728	18,602	82,395	54,297
Provision for legal settlements	1,545	3,500	41,688	4,250
Restructuring charges	—	66	—	368
Amortization of intangible assets	9,166	7,286	24,055	19,274
Total operating expenses	175,093	113,495	447,971	319,659
Loss from operations	(28,184)	(3,381)	(74,980)	(6,864)
Other income (expense), net:
Interest expense, net	(6,412)	(803)	(7,829)	(1,631)
Income (loss) from equity method investments	2,065	—	2,065	—
Change in fair value of financial instruments	1,191	(1,877)	17,982	13,866
Other (expense) income, net	631	(576)	(4,623)	(1,815)
(Loss) income before income taxes	(30,709)	(6,637)	(67,385)	3,556
Income tax benefit (expense)	50,063	(235)	46,167	(872)
Net income (loss)	$19,354	$(6,872)	$(21,218)	$2,684
Earnings (loss) per share
Basic	$0.23	$(0.09)	$(0.27)	$0.03
Diluted	$0.23	$(0.09)	$(0.27)	$(0.14)

Weighted average common shares – basic	82,874	77,753	79,892	77,249
Weighted average common shares – diluted	85,081	77,753	79,892	78,449

 GLOBAL EAGLE ENTERTAINMENT

Global Eagle Entertainment Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets:
Cash and cash equivalents	$56,155	$223,552
Accounts receivable, net	118,148	93,449
Inventories	30,901	14,998
Prepaid and other current assets	50,345	27,209
Content library, net	20,592	16,083
Property, plant and equipment, net	149,620	39,066
Goodwill	364,543	93,796
Intangible assets	228,333	117,684
Other non-current assets	121,848	12,024
Total assets	$1,140,485	$637,861
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$191,961	$118,530
Deferred revenue	19,992	16,794
Derivative warrant liabilities	6,235	24,076
Notes payable and accrued interest	441,524	70,564
Deferred tax liabilities	38,943	22,324
Other liabilities	53,000	31,812
Total liabilities	751,655	284,100
Stockholders’ Equity:
Common stock, treasury stock and additional paid-in capital	714,335	658,045
Subscriptions receivable	(547)	(528)
Accumulated deficit	(324,675)	(303,457)
Accumulated other comprehensive loss	(283)	(299)
Total stockholders’ equity	388,830	353,761
Total Liabilities and Stockholders’ Equity	$1,140,485	$637,861

 GLOBAL EAGLE ENTERTAINMENT

Reconciliation of Non-GAAP Measure to GAAP Measure

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted EBITDA:
Net income (loss)	$19,354	$(6,872)	$(21,218)	$2,684
Income tax expense (benefit)	(50,063)	235	(46,167)	872
Interest income (expense)	6,412	803	7,829	1,631
Change in fair value of financial instruments	(1,191)	1,877	(17,982)	(13,866)
Other (income) expense (1)	(631)	576	4,623	1,815
Depreciation and amortization (including depreciation and amortization relating to equity method investments)	16,575	9,513	38,171	25,858
Stock-based compensation	3,800	2,146	8,062	6,248
Acquisition, integration and transactions costs (2)	22,406	5,777	64,868	8,918
Restructuring charges (3)	—	66	—	368
Adjusted EBITDA	$16,662	$14,121	$38,186	$34,528
Pro-forma Adjustments(4)
July 2016, EMC Pre-tax loss	(11,730)	—
Add back:	—	—
July 2016 EMC - Interest expense	3,033	—
July 2016 Other expense	75	—
July 2016 Depreciation and amortization (including depreciation and amortization relating to equity method investments)	3,642	—
July 2016 Acquisition, integration and transactions costs	10,738	—
Pro-forma Adjusted EBITDA(5)	$22,420	$—

(1)          Other (income) expense principally includes income (loss from investments, foreign currency exchange gains  (losses) and loss on disposal of fixed assets. Management does not consider these costs to be indicative of our core operating results.

(2)          Acquisition, integration and transaction costs include such items, when applicable, as (a) non-cash GAAP purchase accounting adjustments for certain deferred revenue and costs, (b) legal, accounting and other professional fees directly attributable to acquisition activity, (c) employee severance and retention payments and third party professional fees directly attributable to acquisition or corporate realignment activities and (d) legal settlements or reserves for legal settlements in the period that pertain to historical matters that existed at acquired companies prior to their purchase date. Management does not consider these costs to be indicative of our core operating results.

(3)          Includes restructuring expenses pursuant to our integration plan announced on September 23, 2014.  Management does not consider these costs to be indicative of our core operating results.

(4)          “July 2016” figures in table above are for July 2016 period prior to EMC Acquisition closing.  The EMC Acquisition closed on July 27, 2016.

(5)          Pro-forma Adjusted EBITDA is the full third quarter 2016 Adjusted EBITDA for the combined GEE and EMC business.

 GLOBAL EAGLE ENTERTAINMENT

Global Eagle Entertainment Inc.

Revenue, Contribution Margin, and Adjusted EBITDA

(In millions)

(Unaudited)

	Q3’16	Q3’15	% Change
Revenue
Connectivity:
Licensing and Services (1)	$59.2	$24.8	139%
Equipment (2)	8.7	3.7	135%
Total Connectivity Revenue	67.9	28.5	138%
Content:
Licensing and Services (3)(4)	79.0	81.6	(3)%
Total Content Revenue	79.0	81.6	(3)%
Total Revenue	$146.9	$110.1	33%

Cost of Sales
Connectivity	50.2	17.5	187%
Content	53.1	54.0	(2)%
Total Cost of Sales	103.3	71.5	44%

Contribution Profit
Connectivity	17.7	11.0	61%
Content	25.9	27.6	(6)%
Total Contribution Profit	43.6	38.6	13%
Contribution Margin (%)
Connectivity	26%	39%	(13)%
Content	33%	34%	(1)%
Total Contribution Margin	30%	35%	(5)%
Adjusted EBITDA*	$16.7	$14.1	18%

(1)          Represents Wi-Fi, 3G cellular services, Internet access, satellite bandwidth, voice, data, high-definition video conferencing, TV, VOD, music, shopping and travel-related revenue sold through our Connectivity platform, and to lesser extent from operations data solutions.

(2)          Represents sales of satellite based connectivity equipment, and to lesser extent from the sales of electronic flight bag equipment.

(3)          Represents revenue principally generated through the sale or license of media content, video and music programming, applications, and video games to customers.

(4)          Content services revenue includes various services generally billed on a time and materials basis such as encoding, quality assurance and editing of media content and related services.

 GLOBAL EAGLE ENTERTAINMENT

Global Eagle Entertainment Inc.

Segment Revenue and Contribution Profit

(In thousands)

(Unaudited)

Segment revenue, expenses and contribution profit for the three and six month periods ended September 30, 2016 and 2015 derived from the Company’s Connectivity and Content segments were as follows:

	Three Months Ended September 30,
	2016			2015
	Content	Connectivity	Consolidated	Content	Connectivity	Consolidated
Revenue:
Licensing and Services	$79,014	$59,231	$138,245	$81,574	$24,838	$106,412
Equipment	—	8,664	8,664	—	3,702	3,702
Total Revenue	79,014	67,895	146,909	81,574	28,540	110,114
Operating Expenses:
Cost of Sales
Licensing and Services	53,132	42,428	95,560	53,995	14,654	68,649
Equipment	—	7,788	7,788	—	2,807	2,807
Total Cost of Sales	53,132	50,216	103,348	53,995	17,461	71,456
Contribution Profit	25,882	17,679	43,561	27,579	11,079	38,658
Other Operating Expenses			71,745			42,039
Loss from Operations			$(28,184)			$(3,381)

	Nine Months Ended September 30,
	2016			2015
	Content	Connectivity	Consolidated	Content	Connectivity	Consolidated
Revenue:
Licensing and Services	$241,330	$110,625	$351,955	$227,037	$71,602	$298,639
Equipment		21,036	21,036	—	14,156	14,156
Total Revenue	241,330	131,661	372,991	227,037	85,758	312,795
Operating Expenses:
Cost of Sales
Licensing and Services	161,708	75,381	237,089	152,044	42,730	194,774
Equipment		18,113	18,113	—	12,191	12,191
Total Cost of Sales	161,708	93,494	255,202	152,044	54,921	206,965
Contribution Profit	79,622	38,167	117,789	74,993	30,837	105,830
Other Operating Expenses			192,769			112,694
Loss from Operations			$(74,980)			$(6,864)